Exhibit 10.1

Mudrick Capital Acquisition Corporation

527 Madison Avenue, 6th Floor

New York, New York 10022

February 12, 2020

Cantor Fitzgerald & Co.
As Representative of the several Underwriters
499 Park Avenue
New York, New York 10022

Re: Underwriting Agreement

Ladies and Gentlemen:

Reference is made to that certain Underwriting Agreement, dated February 7, 2018, by and among Mudrick Capital Acquisition Corporation, a Delaware corporation (the “Company”), and Cantor Fitzgerald & Co., as representative (the “Representative”) of the several underwriters named on Schedule A thereto (the “Underwriting Agreement”). Except as otherwise specifically provided herein, all capitalized terms used in this amendment to the Underwriting Agreement (this “Amendment”) shall have the meanings ascribed to them in the Underwriting Agreement.

In consideration of the mutual promises and agreements contained in this Amendment, and for other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the undersigned hereby agree as follows:

I.	Amendment Regarding Payment of Deferred Underwriting Commission

The Underwriting Agreement is hereby amended by this Amendment, effective as of the date first listed above, as follows:

1.	The first sentence of Section 1.3 of the Underwriting Agreement is hereby deleted and replaced with the following:

“In the event that the Company consummates its Business Combination with Hycroft Mining Corporation, a Delaware corporation (“Hycroft”), as contemplated by that certain Purchase Agreement, dated as of January 13, 2020 (the “Hycroft Purchase Agreement”), by and among the Company, Mudrick Acquisition Sub, Inc. and Hycroft (such Business Combination, the “Acquisition”), the Company shall pay, or cause to be paid, to Cantor for its own account upon consummation of the Acquisition, a deferred underwriting commission of (i) $2,500,000, payable in cash and directly from the Trust Account, (ii) $2,000,000, payable in shares of Common Stock, valued for these purposes at $10.00 per share and (iii) an amount up to $2,780,000, determined as follows: (A) if Third Party Equity Value (as defined below) is less than or equal to $75,000,000, an amount payable in Common Stock, valued for these purposes at $10.00 per share, equal to the product of (x) 2,780,000 and (y) a fraction, the numerator of which is the Third Party Equity Value and the denominator of which is $75,000,000 or (B) if Third Party Equity Value is greater than $75,000,000, $2,780,000 payable in cash and directly from the Trust Account (collectively, the “Deferred Underwriting Commission”); provided, however, to the extent Cantor continues to beneficially own and hold for its own account the Specified Shares (as defined below) on the date of the consummation of the Acquisition (the “Acquisition Closing Date”), (1) the Deferred Underwriting Commission payable in Common Stock pursuant to clauses (ii) and (iii) above shall be reduced by an amount equal to the product of (x) $10.00 and (y) the number of Specified Shares beneficially owned and held by Cantor for its own account on the Acquisition Closing Date, as evidenced by a certificate signed by an authorized officer of Cantor and delivered to the Company on or prior to the Acquisition Closing Date, and (2) the Deferred Underwriting Commission payable in cash and directly from the Trust Account pursuant to this sentence shall be increased by such same and equal amount. For purposes of this agreement, the term “Third Party Equity Value” shall mean an amount in cash equal to (A) the product of (i) $10.00 and (ii) the number of IPO Shares minus the number of IPO Shares that Public Stockholders elect to redeem in connection with the consummation of the Business Combination, plus (B) the gross proceeds received from the sale of Common Stock to Third Party Private Investors prior to the consummation of the Business Combination (but in no event greater than $75,000,000). For purposes of this Agreement, “Third Party Private Investors” shall mean any person other than investment funds affiliated with or managed by Mudrick Capital Management, L.P., Whitebox Advisors LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC, Wolverine Asset Management, LLC and Sprott Inc. For purposes of this Agreement, “Specified Shares” means 200,000 shares of Common Stock acquired by Cantor and beneficially owned and held by Cantor for its own account as of the date hereof.”

2.	Section 3.16 of the Underwriting Agreement is hereby deleted and replaced with the following:

“3.16       Payment of Deferred Underwriting Commission on Business Combination. Upon the consummation of the Company’s initial Business Combination, the Company agrees that it will cause the Trustee to pay the cash portion of the Deferred Underwriting Commission directly from the Trust Account to the Representative and deliver the Common Stock portion of the Deferred Underwriting Commission to Cantor in book entry form, in each case, in accordance with Section 1.3. Any such Common Stock shall be registered in such name or names as Cantor may request in writing at least two (2) full Business Days prior to the consummation of the initial Business Combination.”

3.	Notwithstanding the foregoing, if the Hycroft Purchase Agreement is terminated, Section 1.3 and 3.16 will each automatically revert back to their original form in the Underwriting Agreement in respect of any Business Combination between the Company and a party other than Hycroft.

II.	Company Representations and Covenants

The Company represents, warrants and covenants to Cantor that:

a.       Subject to obtaining all required approvals necessary in connection with the performance of the Hycroft Purchase Agreement (including, without limitation the approval of the Company's stockholders) (together, the “Required Approvals”), the Company has all requisite corporate power and authority to deliver and perform its obligations under this Amendment.

b.      Subject to obtaining the Required Approvals, the Common Stock issued as part of the Deferred Underwriting Commission (the “Deferred Commission Shares”) have been duly authorized and, when issued and delivered to Cantor against receipt of full consideration therefor in accordance with the terms of the Underwriting Agreement, as amended by this Amendment, the Deferred Commission Shares will be validly issued, fully paid and non-assessable.

c.       Subject to obtaining the Required Approvals, this Amendment has been duly authorized, executed and delivered by the Company, and assuming that Amendment constitutes the valid and binding agreement of the Representative and the Underwriters, is the valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d.      Any “Common Stock” issued to Cantor pursuant to the Amendment will be subject to registration rights on substantially the same terms as set forth in the form of Amended and Restated Registration Rights Agreement among the Company, Cantor and the other parties thereto attached to the Hycroft Purchase Agreement.

III.	Cantor Representations and Warranties

Cantor represents and warrants to the Company that:

a.       At the time Cantor was offered the Deferred Commission Shares, it was, and as of the date hereof, Cantor is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Act), (ii) is acquiring the Deferred Commission Shares only for its own account and (iii) not for the account of others, and not on behalf of any other account or person or entity or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Act.

b.      Cantor understands that the Deferred Commission Shares are being offered in a transaction not involving any public offering within the meaning of the Act and that the Deferred Commission Shares delivered at the Closing have not been registered under the Act.

c.       Cantor understands that the Deferred Commission Shares may not be resold, transferred, pledged or otherwise disposed of by Cantor absent an effective registration statement under the Act, except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Act or (iii) pursuant to another applicable exemption from the registration requirements of the Act, and that any certificates representing the Deferred Commission Shares shall contain a legend to such effect. Cantor acknowledges that the Deferred Commission Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Act. Cantor understands and agrees that the Deferred Commission Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Cantor may not be able to readily resell the Deferred Commission Shares and may be required to bear the financial risk of an investment in the Deferred Commission Shares for an indefinite period of time. Cantor understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Deferred Commission Shares.

d.      Cantor acknowledges that there have been no representations, warranties, covenants and agreements made to Cantor by the Company, or any of their respective officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Amendment) or by implication.  In making its decision to acquire the Deferred Commission Shares, Cantor has relied solely upon independent investigation made by Cantor and the representations and warranties of the Company set forth herein.

e.       Cantor acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company.

f.        As of the date hereof, Cantor beneficially owns and holds for its own account 200,000 shares of Common Stock (the “Specified Shares”). Cantor acknowledges that any shares of Common Stock acquired after the date hereof shall not be considered Specified Shares for purposes of this Amendment or the Underwriting Agreement.

IV.	Miscellaneous

Except as expressly provided in this Amendment, all of the terms and provisions in the Underwriting Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein.  This Amendment does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the Underwriting Agreement, or any other right, remedy, power or privilege of any party to the Underwriting Agreement, except as expressly set forth herein.  Any reference to the Underwriting Agreement in the Underwriting Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Underwriting Agreement, as amended or modified by this Amendment (or as the Underwriting Agreement may be further amended or modified after the date hereof in accordance with the terms thereof).  The Underwriting Agreement, as amended and modified by this Amendment, together with the other agreements and documents delivered pursuant to or in connection with the Underwriting Agreement, constitutes the entire agreement between the parties with respect to the subject matter of the Underwriting Agreement, as amended by this Amendment, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.  The provisions of Section 10 of the Underwriting Agreement (other than Section 10.4) are hereby incorporated herein by reference and apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.  The terms of this Amendment shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the Underwriting Agreement.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, kindly indicate your acceptance in the space provided for that purpose below, whereupon it will become a binding agreement among the Company and the several Underwriters in accordance with its terms.

Very truly yours,

MUDRICK CAPITAL ACQUISITION CORPORATION

By:	/s/ Jason Mudrick
Name: Jason Mudrick
Title: Chief Executive Officer

[SIGNATURE PAGE TO UNDERWRITING AGREEMENT AMENDMENT]

The foregoing Amendment
is hereby confirmed and accepted as
of the date first above written.

CANTOR FITZGERALD & CO., as
Representative of the several Underwriters

By:	/s/ Shawn P. Matthews
Name: Shawn P. Matthews
Title: CEO

[SIGNATURE PAGE TO UNDERWRITING AGREEMENT AMENDMENT]